Exhibit 99.1

Hungarian Telephone and Cable Corp.

1201 Third Avenue	Teréz krt. 46.
Seattle, WA 98101-3034 – U.S.A.	H-1066 Budapest, Hungary
Phone (206) 654-0204 – Fax (206) 652-2911	Phone (36-1) 474-7700 – Fax (36-1) 474-0350

FOR:	HUNGARIAN TELEPHONE AND CABLE CORP.

COMPANY
CONTACT:	William McGann
Controller and Treasurer
Hungary:	(011) 361-474-7700
U.S.:	(206) 654-0204

FOR IMMEDIATE RELEASE

HUNGARIAN TELEPHONE AND CABLE

ANNOUNCES RESULTS FOR FIRST QUARTER OF 2003

SEATTLE, Wash., May 14, 2003 – Hungarian Telephone and Cable Corp. (AMEX:HTC) today announced results for the three months ended March 31, 2003. The Company’s net income totaled $1.0 million for the quarter.

The Company reported net income attributable to common stockholders of $1.0 million, or $0.08 per share on a diluted basis, for the first quarter of 2003, compared to $3.6 million, or $0.29 per share on a diluted basis, for the first quarter of 2002. Income from operations increased $1.8 million to $7.0 million for the first quarter of 2003, from $5.2 million for the first quarter of 2002. Net measured service and subscription revenues increased $2.6 million, or 25%, to $12.8 million for the three months ended March 31, 2003, from $10.2 million for the three months ended March 31, 2002. Net telephone service revenues increased 26% to $15.0 million for the three months ended March 31, 2003, from $11.9 million for the three months ended March 31, 2002. Net cash provided by operating activities increased 17% to $7.4 million for the first quarter of 2003,

HUNGARIAN TELEPHONE AND CABLE REPORTS

compared to $6.3 million for the first quarter of 2002. The Company’s net foreign exchange loss of $3.3 million for the first quarter of 2003, compared to a gain of $0.7 million for the first quarter of 2002, reflects the weakening of the Hungarian forint against the euro, by approximately 4% between January 1, 2003 and March 31, 2003, as well as the weakening of the Hungarian forint against the U.S. dollar, by approximately 1% between January 1, 2003 and March 31, 2003.

COMMENTS FROM OLE BERTRAM

Commenting on these results, Ole Bertram, President and Chief Executive Officer stated, “Unfortunately during the quarter, the Hungarian forint gave back some of its gains towards the euro during 2002 which caused most of the foreign exchange loss for the quarter, and which caused the decrease in net income quarter-on-quarter. However, given the weakening of the U.S. dollar during the past few weeks, and if this trend continues, a considerable portion of the foreign exchange loss for the first quarter will be offset through foreign exchange gains during the second quarter due to the strengthening of the Hungarian forint against the U.S. dollar.”

Mr. Bertram went on to say, “The effect of the U.S. dollar’s weakening on global currency markets can not be ignored due to its effect on our reported results. Ignoring the effects of translation into U.S. dollars, our underlying business is performing well, with modest growth, given the challenging economic environment we are operating in, in revenues and operating income. Our cash flow generation ability is continuing, and we are using this to continue to de-lever our balance sheet.”

HUNGARIAN TELEPHONE AND CABLE REPORTS

Hungarian Telephone and Cable Corp. is a provider of telephone, ISDN, Internet and other telecommunications services in the Republic of Hungary. The Company operates nearly 200,000 lines serving over 668,000 people through one Hungarian subsidiary, which has been granted 25-year telecommunications concessions by the Hungarian government in five defined operating regions.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These and all forward-looking statements are only predictions or statements of current plans that are constantly under review by the Company. Such statements are qualified by important factors that may cause actual results to differ from those contemplated, including as a result of those factors detailed from time to time in the company’s Securities and Exchange Commission filings. The foregoing information should be read in conjunction with the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company has no obligation to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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HUNGARIAN TELEPHONE REPORTS

Hungarian Telephone and Cable Corp.

Financial Highlights

(In Millions, Except Per Share Data)

Statement of Operations

	Three months ended March 31
	2003	2002
	(unaudited)	(unaudited)
Measured Service Revenues	$8.3	$7.2
Subscription Revenues	6.2	4.6
Net Interconnect Charges	(1.7)	(1.6)

Net Measured Service and Subscription Revenues	12.8	10.2
Connection Fees	0.7	0.6
Other Operating Revenues	1.5	1.1

Telephone Service Revenues, Net	15.0	11.9

Income from Operations	7.0	5.2
Interest Expense	2.5	2.5
Net Income	1.0	3.6
Net Income Per Common Share:
Basic	$0.08	$0.29
Diluted	0.08	0.29
Weighted Average Number of Shares Outstanding:
Basic	12.1	12.1
Diluted	12.7	12.4

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HUNGARIAN TELEPHONE AND CABLE REPORTS

Balance Sheet

	Quarter Ended March 31	Year Ended December 31
	2003	2002
	(unaudited)
Current Assets	30.4	25.0
Property, Plant and Equipment, net	115.7	118.7
Total Assets	170.0	169.1
Total Current Liabilities	27.5	29.2
Long Term Debt	104.2	102.2
Total Stockholders Equity	31.3	29.8
Total Liabilities and Stockholders Equity	170.0	169.1

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